EXHIBIT 10.2

Integra LifeSciences Holdings Corporation 2018 Performance Incentive Compensation Plan
Article I
Establishment, Purpose, and Effective Date
        This Integra LifeSciences Holdings Corporation 2018 Performance Incentive Compensation Plan (the "Plan") is established by Integra LifeSciences Holdings Corporation, a Delaware corporation ("Integra"), for the purpose of enhancing the ability of Integra to offer incentive compensation to eligible employees by rewarding the achievement of corporate goals, division and major corporate function goals and individual performance which is consistent with and supportive of the overall corporate objectives of Integra. More specifically, through this Plan, Integra intends to (i) reinforce strategically important financial and operational objectives; (ii) provide rewards based on achieving significant corporate, departmental or division and individual goals and objectives; (iii) provide incentives that result in behavior that is consistent with increasing stockholder value and the success of Integra; and (iv) incorporate an incentive program in the Integra overall compensation program to help attract, retain, and motivate key employees. The Plan is a plan for employees of Integra and its subsidiaries for Performance Periods beginning on or after January 1, 2018 (the "Effective Date").
        It is Integra's intent that bonuses paid under this Plan may be, but shall not be required to be, designed to be deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (collectively, the "Code").
Article II
Definitions
2.1Board.    "Board" shall mean the Board of Directors of Integra.
2.2Bonus.    "Bonus" shall mean a cash payment under this Plan.
2.3Bonus Opportunity.    "Bonus Opportunity" shall mean the opportunity to receive a Bonus, subject to all applicable terms and conditions.
2.4Business Criteria.    "Business Criteria" shall mean the Business Criteria set forth in Section 3.1(d) hereof on which the Performance Objectives may be based.
2.5Change in Control.    "Change in Control" shall mean the occurrence of any of the following:
(a)An acquisition (other than directly from Integra) of any voting securities of Integra ("Voting Securities") by any "Person" (as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50 percent or more of the combined voting power of all the then outstanding Voting Securities, other than Integra, any trustee or other fiduciary holding securities under any employee benefit plan of Integra or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of Integra in substantially the same proportions as their ownership of stock of Integra; provided, however, that any acquisition from Integra or any acquisition pursuant to a transaction which complies with paragraph (c)(i) and (ii) below shall not be a Change in Control under this paragraph (a);
(b)The individuals who, as of January 1, 2018, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the stockholders, of any new director was approved by a vote of at least two-thirds of the members of the Board who constitute Incumbent Board members, such new directors shall for all purposes be considered as members of the Incumbent Board as of January 1, 2018, provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed

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office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;
(c)Consummation by Integra of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of Integra or the acquisition of assets or stock of another entity (a "Business Combination"), unless immediately following such Business Combination: (i) more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of (A) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (B) if applicable, a corporation which as a result of such transaction owns Integra or all or substantially all of Integra's assets either directly or through one or more subsidiaries (the "Parent Corporation"), is represented, directly or indirectly, by Integra Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of Integra Voting Securities; and (ii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination;
(d)The approval by the stockholders of Integra of a complete liquidation or dissolution of Integra; or
(e)Acceptance by the stockholders of Integra of shares in a share exchange if the stockholders of Integra immediately before such share exchange do not own, directly or indirectly, immediately following such share exchange more than 50 percent of the combined voting power of the outstanding Voting Securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Bonus Opportunity which provides for the deferral of compensation and is subject to Code Section 409A, the transaction or event described in this Section 2.5 with respect to such Bonus Opportunity must also constitute a "change in control event," as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by Code Section 409A.
2.6Company.    "Company" shall mean Integra and its subsidiaries.
2.7Covered Employee.    "Covered Employee" shall mean any employee of the Company who is, or could become, a "covered employee" within the meaning of Code Section 162(m).
2.8Eligible Employee.    "Eligible Employee" shall mean an employee of the Company.
2.9Exchange Act.    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
2.10Outside Director.    "Outside Director" shall have the meaning set forth in the regulations and rulings promulgated under Code Section 162(m).
2.11Participant.    "Participant" shall mean an Eligible Employee who has been selected to participate in the Plan by the Company or the Committee, as applicable, pursuant to Section 3.1(a) hereof.
2.12Performance Period.    "Performance Period" shall mean a period for which Bonus Opportunities may be awarded. The first Performance Period under the Plan shall begin on January 1, 2018 and end on December 31, 2018.

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2.13QPBC.    "QPBC" shall mean "qualified performance-based compensation" within the meaning set forth in the regulations and rulings promulgated under Code Section 162(m).
2.14Target Bonus.    "Target Bonus" shall mean the target amount, expressed as a percentage of a Participant's base salary or a fixed value, that the Participant may earn as a Bonus for an applicable Performance Period, provided that the target level of performance is achieved with respect to each Performance Objective applicable to the Participant for such Performance Period, and subject to funding. Notwithstanding the foregoing, in no event shall a Participant's Target Bonus exceed 165% of his or her base salary as in effect as of the final day of the applicable Performance Period.

EXHIBIT 10.2

Article III
Eligibility and Benefits
3.1Eligible Employees; Performance Objectives.
(a)Subject to this Section 3.1, the Company or, solely with respect to Eligible Employees who are also Covered Employees, the Committee, shall determine which Eligible Employees shall be Participants in the Plan for a given Performance Period.
(b)All Eligible Employees who are employed by the Company as of January 1 of a Performance Period and who are selected by the Company or the Committee, as applicable, to be Participants in the Plan shall participate in the Plan for such Performance Period. In addition, Eligible Employees who are newly hired by the Company after January 1 of a Performance Period, but prior to October 1 of such Performance Period, and who are selected by the Company or the Committee, as applicable, to be Participants in the Plan shall participate in the Plan for such Performance Period. An Eligible Employee who is hired by the Company on or after October 1 of a Performance Period shall not participate in the Plan for such Performance Period.
(c)A Participant who is participating in the Plan for a Performance Period and who is subsequently promoted to a higher position may be assigned an increased Target Bonus if such promotion becomes effective prior to October 1 of the Performance Period (subject to the terms of the Plan), but may not be assigned an increased Target Bonus if such promotion becomes effective on or after October 1 of the Performance Period. Except as otherwise provided in this Plan, any Eligible Employee participating in the Plan during a Performance Period who ceases to be an Eligible Employee during such Performance Period shall cease to participate in the Plan.
(d)Each Bonus Opportunity shall be subject to such terms and conditions as the Committee shall establish, which shall include the amount of the Bonus to be paid based upon the attainment of one or more performance objectives (each, a "Performance Objective"). For any Bonus that is intended to be QPBC, each Performance Objective under the corresponding Bonus Opportunity shall be based on one or more of the following business criteria (the "Business Criteria") with respect to (i) Integra, (ii) Integra's worldwide operations, regional operations, country specific operations and/or subsidiaries, business units, affiliates, corporations, divisions, groups, functions or employees and/or (iii) Integra's brands, groups of brands or specific brands:

1.	Asset turnover;

2.	Capacity utilization;

3.	Cash flow;

4.	Cost improvements;

5.	Costs or expenses;

6.	Customer retention;

7.	Customer satisfaction and/or growth;

8.	Diversity;

9.	Earnings before interest, taxes, depreciation and amortization;

10.	Adjusted earnings before interest, taxes, depreciation and amortization;

11.	Earnings per share;

12.	Adjusted earnings per share;

13.	Economic value or economic value added;

14.	Employee engagement;

15.	Environmental health and safety;

16.	Financial and other capital-raising transactions;

17.	Free cash flow;

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18.	Gross or net profit;

19.	Gross or net sales;

20.	Implementation or completion of critical projects;

21.	Increase in customer base;

22.	Inventory turnover;

23.	Market price appreciation of Shares;

24.	Market share;

25.	Mergers and acquisition integration;

26.	Net income margin;

27.	Net income or adjusted net income;

28.	Operating cash flow;

29.	Operating earnings;

30.	Operating profit margin;

31.	Operating profit;

32.	Pre-tax income;

33.	Price per Share;

34.	Profitability growth;

35.	Profitability;

36.	Quality;

37.	Recruiting and maintaining personnel,

38.	Regulatory body approval for commercialization of a product;

39.	Research and development achievements;

40.	Return on assets;

41.	Return on capital;

42.	Return on equity;

43.	Return on investment before or after the cost of capital;

44.	Return on net assets;

45.	Return on sales;

46.	Revenue growth;

47.	Revenue (including gross revenue or net revenue);

48.	Sales growth;

49.	Sales margin;

50.	Sales-related goals;

51.	Stock price appreciation;

52.	Total stockholder return;

53.	Working capital; and

54.	Year-end cash;
any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of other companies or to market performance indicators or indices. For any Bonus that is not intended to be QPBC, the Performance Objectives under the corresponding Bonus Opportunity may be based upon any of the foregoing Business Criteria and/or upon other standards, including, without limitation, individual performance goals and personal contributions to the Company's business.
3.2Determination of Bonus Opportunity.    Subject to the terms of the Plan (including the provisions applicable to QPBC set forth in Sections 4.4 and 4.5 hereof), the Committee shall have authority to determine the amount of the Bonus Opportunity granted to each Participant, including threshold, target and maximum amounts.

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3.3Determination of Bonus Amounts.    Subject to Section 3.2 above, the Committee may, in the case of a Participant who is not an executive officer of the Company or a Covered Employee, increase the amount of any Bonus that is not intended to be QPBC by up to 100% of the amount that would otherwise be paid based upon the established terms of the Bonus Opportunity, and, in the case of any Participant, may reduce the amount of any Bonus paid by an amount equal to or less than the Bonus amount that would otherwise be paid, in each case, based on the Committee's assessment of the individual Participant's performance for the applicable Performance Period. Notwithstanding the foregoing, in no event shall the amount of a Bonus for an executive officer exceed 200% of such executive officer's Target Bonus.
3.4Maximum Bonus.    The maximum Bonus payable to any Participant under the Plan with respect to any calendar year shall be $3,000,000.
Article IV
Section 162(m) Bonuses
4.1QPBC.    The Committee, in its discretion, may determine whether any Bonus is intended to be QPBC, and may take such actions which it may deem necessary to ensure that such Bonus will so qualify. The Committee, in its sole discretion, may grant Bonus Opportunities to Eligible Employees that are based on Business Criteria but that do not satisfy the requirements of this Article IV and that are not intended to qualify as QPBC.
4.2Performance Objectives.    With respect to any Bonus that the Committee determines should be QPBC:
(a)the Performance Objectives shall be established in writing by the Committee not later than 90 days after the commencement of the applicable Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Code Section 162(m)) to which the Performance Objectives relate, provided that the outcome is substantially uncertain at the time the Committee actually establishes the performance targets; provided, further, that in no event shall the Performance Objectives be established after 25% of the period of service (as scheduled in good faith at the time the Performance Objectives are established) has elapsed;
(b)within the period described in Section 4.2(a) above, the Committee shall, in writing, (i) designate the Participants to whom such Bonus Opportunity is awarded, (ii) select the Business Criteria applicable to the Performance Period, (iii) establish the Performance Objectives for the applicable Business Criteria, and the Bonus Opportunity for such Performance Period based on the Business Criteria and (iv) specify the relationship between Business Criteria and the Performance Objectives and the amounts of the Bonus to be earned by each Covered Employee for such Performance Period;
(c)before the Bonus is paid to the applicable Participant, the Committee must certify in writing (which may take the form of a certification in minutes of the Committee or a resolution) that the Performance Objectives and any other material terms were satisfied; and
(d)the Performance Objectives must be based on an objective formula or standard.
4.3Compliance with Code Section 162(m).    Performance Objectives relating to a Bonus intended to be QPBC shall be drafted and implemented in a manner consistent with Code Section 162(m). Furthermore, notwithstanding any other provision of the Plan, Bonuses that are intended to be QPBC shall be subject to any additional limitations set forth in Code Section 162(m) or any regulations or rulings promulgated thereunder that are requirements for qualification as QPBC, and the Plan shall be deemed amended to the extent necessary to conform to such requirements. With respect to any Bonus intended to be QPBC, the provisions of this Article IV shall control over any contrary provision contained in the Plan.
4.4Payment of QPBC.    Unless otherwise provided by the Committee and only to the extent otherwise permitted by Code Section 162(m), with respect to each Bonus that is intended to qualify as QPBC, (a) the

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Participant must be employed by the Company throughout the Performance Period and (b) the Participant shall be eligible to receive payment of the Bonus for the Performance Period only if and to the extent that the Performance Objectives for such period are achieved, contingent on funding.
4.5Limited Discretion.    Once a Bonus Opportunity is established pursuant to Section 4.2 hereof for a Bonus that is intended to be QPBC, the Committee shall not have any discretion to increase it based upon the established terms of the Bonus Opportunity or to modify the applicable Performance Objectives (other than pursuant to automatic objectively determinable adjustments established at the time the Performance Objectives were established), to the extent the existence or exercise of such discretion is inconsistent with the requirements for QPBC. In determining the amount of any Bonus that is intended to be QPBC, the Committee shall have the right to reduce (but not to increase) the amount of the Bonus that is derived solely based on the attainment of the applicable Performance Objectives, to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance.
4.6Stockholder Approval.    Notwithstanding any provision in the Plan to the contrary, no Bonuses intended to be QPBC shall be paid under the Plan unless and until the stockholders of Integra approve the Plan and the Business Criteria as required by Code Section 162(m). So long as the Plan shall not have been previously terminated by Integra, to the extent Integra determines that the Bonus relating to any Bonus Opportunity established under the Plan more than five years after Integra stockholders' initial approval of the Plan shall continue to be intended to be QPBC, the Plan and the Business Criteria shall be resubmitted for approval of the stockholders of Integra no later than the fifth year after it shall have first been approved by the stockholders of Integra and every fifth year thereafter.
Article V
Payment of Benefits
5.1Form of Payment.    Bonuses under the Plan may be paid in cash or its equivalent, as determined by the Committee in its sole discretion.
5.2Designation of Beneficiary/ Death: In the event a Participant dies during a Performance Period, the Company will pay the Participant’s Bonus with respect to such Performance Period to the Participant’s surviving spouse or, if the Participant does not have a surviving spouse, to the Participant’s estate, in an amount equal to the Participant’s Target Bonus with respect to such Performance Period, pro-rated to reflect the number of days during the Performance Period during which the Participant was employed by the Company. Such Bonus shall be paid within 60 days following the Participant’s termination of employment due to death.
5.3Payees under Legal Disability.    If the Committee reasonably believes that any payee is legally incapable of giving a valid receipt and discharge for any payment due him or her, the Committee may have the payment (if any) made to the person (or persons or institution) whom it reasonably believes is caring for or supporting such payee. Any such payment shall be a payment for the benefit of the payee and shall be a complete discharge of any liability under the Plan to the payee.
5.4Payment of Bonuses.
(a)Unless otherwise directed by the Committee, each Bonus shall be paid no later than the fifteenth day of the third month following the end of the calendar year in which the Bonus is no longer subject to a "substantial risk of forfeiture" (within the meaning of Code Section 409A).
(b)Subject to Section 5.2 hereof, unless otherwise specifically determined by the Committee or otherwise provided for in an employment or severance agreement with Integra, a Participant shall be eligible for payment of a Bonus under the Plan only if the Participant is an active employee of Integra, or is on a medical, family or military leave of absence, on the date of payment.

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(c)All payments under the Plan shall be directly deposited into the Participant's designated payroll deposit account, delivered in person or mailed to the last address of the Participant (or, in the case of the death of the Participant, to that of his or her surviving spouse or, if there is no surviving spouse, to the address of his or her estate). Each Participant shall be responsible for furnishing Integra with his or her current address and the address of his or her spouse, if any.
5.5No Entitlement to Bonuses.    Nothing contained in the Plan shall confer upon any person any claim or right to a Bonus with respect to any year or Performance Period, and whether the Company pays a Participant a Bonus and the amount of any such Bonus shall be determined by the Company in its sole and absolute discretion, subject to the terms and conditions of the Plan.
Article VI
Plan Administration
6.1Committee.    Authority to administer the Plan shall be vested in a committee (the "Committee") designated by the Board, consisting of at least two members, all of whom are Outside Directors; provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 6.1 or otherwise provided in any charter of the Committee. As of the Effective Date, the Compensation Committee of the Board shall serve as the Committee.
6.2Administrative Powers.    The Committee shall have all powers necessary to administer the Plan. In addition to any powers and authority conferred on the Committee elsewhere in the Plan or by law, the Committee shall have the following powers and discretionary authority:
(a)To designate agents to carry out responsibilities relating to the Plan;
(b)To administer, interpret, and answer all questions which may arise under this Plan;
(c)To establish rules and procedures for the conduct of its business and for the administration of the Plan;
(d)To select and engage consultants, accountants, attorneys or other professionals or experts to render service or advice with regard to any responsibility the Committee has under the Plan, and (with Integra, its Board and its officers) to rely upon the advice or opinions of any such persons, to the extent permitted by law, being fully protected in acting and relying thereon in good faith; and
(e)To perform or cause to be performed such further acts as it may deem necessary or appropriate in the administration of the Plan.
        All determinations and actions by the Committee relating to the Plan will be binding upon all parties, to the maximum extent permitted by law.
6.3Delegation of Authority.    To the extent permitted by applicable law, the Board or the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of Integra the authority to grant or amend Bonuses or Bonus Opportunities, or to take other administrative actions pursuant to this Article 6; provided, however, that in no event shall an officer of Integra be delegated the authority to grant Bonuses to, or amend Bonus Opportunities held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees with respect to Bonuses intended to constitute QPBC, or (c) officers of Integra to whom authority has been delegated hereunder; provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Code Section 162(m) and other applicable law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint

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a new delegate. At all times, the delegate appointed under this Section 6.3 shall serve in such capacity at the pleasure of the Board and the Committee.
6.4Indemnification.
(a)    To the maximum extent permitted by law, Integra shall indemnify each member of the Committee and of the Board against expenses (including any amount paid in settlement) reasonably incurred by him or her in connection with any claims against him or her by reason of the performance of his or her duties under the Plan. This indemnity shall not apply if the individual: (i) acted fraudulently or in bad faith in the performance of his or her duties; or (ii)  fails to assist Integra in defending against the claim.
(b)    Integra shall have the right to select counsel and to control the prosecution or defense of the suit.
(c)    Integra shall not be required to indemnify any person for any amount incurred through settlement of any action unless Integra consents in writing to the settlement.
Article VII
Miscellaneous Matters
7.1Amendment and Termination.    Integra reserves the right to amend, modify, or terminate the Plan at any time by action of the Board or the Committee. Notwithstanding the foregoing, no amendment of the Plan or with respect to a Bonus Opportunity may be made that would constitute a modification of the material terms of a "performance goal" (as described in Treasury Regulation section 1.162-27(e)(2) or any successor thereto).
7.2Clawback.    Notwithstanding anything contained in the Plan to the contrary, to the extent allowed under applicable law or regulatory filings or unless otherwise determined by the Committee, all Bonuses granted under the Plan and any related payments made under the Plan shall be subject to the provisions of any clawback, repayment or recapture policy implemented by Integra, including any such policy adopted to comply with applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) or securities exchange listing standards and any rules or regulations promulgated thereunder, to the extent set forth in such policy and/or in any notice or agreement relating to a Bonus or payment under the Plan.
7.3Benefits Not Alienable.    Benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily.
7.4No Enlargement of Employee Rights.    Nothing contained in the Plan shall be deemed to give a participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Participant at any time.
7.5Governing Law.    The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.
7.6Code Section 409A.    Integra intends that the Bonuses under the Plan shall be exempt from Code Section 409A as short-term deferrals and shall not constitute "deferred compensation" within the meaning of Code Section 409A. The Plan shall be interpreted, construed and administered in accordance with the foregoing intent, so as to avoid the imposition of taxes and penalties on Participants pursuant to Code Section 409A. Integra shall have no liability to any Participant, any Participant's spouse or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Code Section 409A.